Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Victory Capital Holdings, Inc. Equity Incentive Plan, the Victory Capital Holdings, Inc. 2018 Stock Incentive Plan, and the Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan of our report dated March 22, 2017 (except for Note 2, as to which the date is February 1, 2018), with respect to the consolidated financial statements of Victory Capital Holdings, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-222509) and related Prospectus of Victory Capital Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 7, 2018